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EXHIBIT 2.6

                                FUNDING AGREEMENT


         This Agreement is made as of 21st day of February, 2001 among Global Information Group, USA., Inc. ("GIG" or the "Company"), Chatelin Capital Partners Limited ("CCP"), Jolec Trading Limited ("Jolec"), Newick Developments Limited ("Newick") and Koenig Invest AG ("Koenig").

                                    WITNESS:

         WHEREAS, pursuant to that certain Share Purchase and Shareholders' Agreement dated 14 January 2000 among GIG, CCP, Jolec, Koenig and Newick (the "Shareholders' Agreement"), CCP has exercised a Take-over Option (as therein defined) for an agreed amount of $1,200,000 and has made partial payment in respect thereof in the amount of $450,000 (net of certain fees) leaving a balance of $750,000;

         WHEREAS, pursuant to the Shareholders' Agreement and Section 6.(b) of that certain Consultancy Agreement between CCP and GIG dated 21 January 2000, and in respect of the transactions contemplated by that certain Agreement of Stock Exchange among GIG, the shareholders of GIG, ADVA International Inc. and Biotel Inc., dated June 19, 2000, as amended (the "Stock Exchange Agreement"), CCP and GIG agree that the fee to which CCP is entitled in respect of its services is $750,000 (the "CCP Fee");

         WHEREAS, CCP offset the consideration due GIG in respect of the Take-over Option against the CCP Fee and that, accordingly, the CCP Fee has been paid in full;

         WHEREAS, on 2 February 2000 Newick and Koenig, respectively, and GIG entered into the First Loan Agreements pursuant to which GIG received loans in an aggregate amount of $300,000, less certain arrangement fees (the "First Loan Agreements");

         WHEREAS, on 2 February, 2000 Newick and Koenig, respectively, and GIG entered into the Second Loan Agreements pursuant to which GIG received a maximum aggregate loan facility of $1,200,000 and CCP became entitled upon draw down to an aggregate loan arrangement fee of $30,000 (the "Second Loan Agreements") (the First Loan Agreements and the Second Loan Agreements are herein collectively referred to as the "Loan Agreements");

         WHEREAS, on May 15, 2000 the Company drew down $400,000 against the Second Loan Agreements facility, net of the total $30,000 arrangement fee due CCP in respect of the Second Loan Agreements, leaving a balance of $800,000 thereon (the "Second Loan Balance"), which shall be paid to the Company as provided herein;

         WHEREAS, pursuant to their respective Clauses 6, each Loan Agreement requires repayment in full on the sooner to occur of (i) an IPO or Third Party Sale, (ii) that date falling 5 years after the date of Completion and (iii) any or all of the equity share capital of the Borrower or its parent undertaking being admitted or readmitted to an internationally Recognised Stock Exchange, all as defined in the Shareholders' Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, and intending to be legally bound thereby, the parties hereto agree as follows:

         1. Newick and Koenig hereby pay to GIG the sums of $266,700 and $533,300, respectively, representing the Second Loan Balance.

         2. The parties hereto acknowledge that the arrangement fees due CCP in respect of the Second Loan Agreements facility have been paid in full.


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         3. The Second Loan Balance shall be paid into a bank account in GIG's name (the "GIG Capital Account") and shall be immediately available to GIG subject only to the following two conditions:

              (i) Disbursements from the GIG Capital Account shall require the signatures of the President of GIG and the CCP designated representative who shall be serving as a member of the Company's Board of Directors. For purposes of this Agreement the Company's President shall be Anthony E. Mohr and the initial CCP designated representative shall be Prof. Dr. R. A. M. Pruijm.

              (ii) Disbursements shall be made based solely on the cash flow needs of GIG in accordance with the current budget forecasts as such forecasts are set forth on Exhibits 1 and 2 hereto, with such modifications as may be approved by the Company's Board of Directors.

         4. The parties agree that payment of the Second Loan Balance into the GIG Capital Account and the subsequent disbursement(s) thereof is in no way contingent upon the closing under the Stock Exchange Agreement.

         5. The parties agree that, notwithstanding anything to the contrary in the Loan Agreements or any other documents executed prior to the date hereof, no repayment events shall be deemed to have occurred pursuant to the respective Clauses 6 of the Loan Agreements with respect to the transactions contemplated by the Stock Exchange Agreement.

         6. The Shareholders' Agreement, the Loan Agreements and the Consultancy Agreement, as may be amended by this Agreement and the Waiver of even date attached hereto, shall otherwise remain in full force and effect in accordance with their terms.

         7. This Agreement may be executed in several counterparts each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

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

GLOBAL INFORMATION GROUP U.S.A., INC.                        NEWICK DEVELOPMENTS LIMITED

                                                             By:  Intertrust (Curacao) N.V.

By: /s/Anthony E. Mohr                                       /s/Gregory Elias
    ----------------------------------------                 ------------------------------
Name:  Anthony E. Mohr                                       Name:  Gregory Elias
Title: President                                             Title: Managing Director

CHATELIN CAPITAL PARTNERS                                    KOENIG INVEST AG


By: /s/G.J. Slooter                                          By: /s/Benno P. Hafner
    ----------------------------------------                     --------------------------
Name:  Slooter, G.J.                                         Name:  Benno P. Hafner
Title: Director                                              Title: Director

                                                             JOLEC TRADING LIMITED

                                                             By: Intertrust (Curacao) N.V.

/s/Anthony E. Mohr                                           /s/Gregory Elias
--------------------------------------------                 ------------------------------
ANTHONY E. MOHR                                              Name:  Gregory Elias
                                                             Title: Managing Director

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